UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No.    8       )*
                                         -----------


                              Microlog Corporation
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   59507-10-4
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 59507-10-4                  13G                    Page 2  of  5 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          J. Graham Hartwell
          SSN:  ###-##-####

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

          USA


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES             319,050
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               319,050
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       319,050
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.6%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

         IN


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                             Page 3 of 5  Pages





Item 1.     (a)   Name of Issuer:
                    Microlog Corporation

            (b)   Address of Issuer's Principal Executive Offices:
                    20270 Goldenrod Lane, Germantown, MD 20876

Item 2.     (a)   Name of Person Filing:
                    J. Graham Hartwell

            (b)   Address of Principal Business Office:
                    11000 Cross Laurel Drive, Germantown, MD 20874

            (c)   Citizenship:
                    U.S.A.

            (d)   Title of Class of Securities:
                    Common Stock

            (e)   CUSIP Number:
                    595079-10-4

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company  as defined  in section  3(a)(19) of
                        the Act

            (d)   [ ]   Investment Company registered under  section 8 of  the
                        Investment Company Act

            (e)   [ ]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

                                                             Page  4 of  5 Pages



            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security Act of  1974 or Endowment  Fund; see  Section
                        240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(ii)(G)(Note: See Item 7)

            (h)   ( )   Group,   in   accordance    with   Section    240.13d-
                        1(b)(1)(ii)(H)
                         Not Applicable

Item 4.     Ownership.

            (a)     Amount Beneficially Owned:
                    319,050

            (b)     Percent of Class:
                    7.6%

            (c)     Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote
                          319,050

                    (ii) shared power to vote or to direct the vote
                          -0-

                   (iii) sole power to dispose or to direct the disposition of
                          319,050

                    (iv) shared power to dispose or to direct the disposition of
                          -0-

                                                            Page  5 of  5 Pages


Item 5.     Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

               Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

               Not Applicable

Item 8.     Identification and Classification of Members of the Group.

               Not Applicable

Item 9.     Notice of Dissolution of Group.

               Not Applicable

Item 10.    Certification.

               Not Applicable



Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February    , 1997

By: /s/ J. Graham Hartwell
   -------------------------------


J. Graham Hartwell
-------------------------------
Name/Title